Exhibit 4.2

WESTLAKE CHEMICAL CORPORATION AND THE SUBSIDIARY

GUARANTORS PARTY HERETO

6 5/8% Senior Notes due 2016

Form of First Supplemental Indenture

Dated as of January     , 2006

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

Trustee

-i-

SUPPLEMENTAL INDENTURE dated as of January 13, 2006 (“Supplemental Indenture”), to the Indenture dated as of January 1, 2006 (as amended, modified or supplemented from time to time in accordance therewith, the “Indenture”), by and among WESTLAKE CHEMICAL CORPORATION, a Delaware corporation (the “Company”), each of the Subsidiary Guarantors (as defined herein) and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the holders of the Notes (as defined herein):

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee have duly authorized the execution and delivery of the Indenture to provide for the issuance from time to time of the Company’s debentures, notes, bonds or other evidences of indebtedness to be issued in one or more series as in the Indenture provided (the “Securities”);

WHEREAS, the Company and the Subsidiary Guarantors desire and have requested the Trustee to join them in the execution and delivery of this Supplemental Indenture in order to establish and provide for the issuance by the Company of a series of Securities designated as its 6 5/8% Senior Notes due 2016, substantially in the form attached hereto as Exhibit A (the “Notes”), guaranteed by the Subsidiary Guarantors, on the terms set forth herein;

WHEREAS, Section 2.01 of the Indenture provides that a supplemental indenture may be entered into by the Company, the Subsidiary Guarantors and the Trustee for such purpose provided certain conditions are met;

WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Supplemental Indenture have been complied with; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company, the Subsidiary Guarantors and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done;

NOW, THEREFORE:

In consideration of the premises and the purchase and acceptance of the Notes by the holders thereof, the Company and the Subsidiary Guarantors mutually covenant and agree with the Trustee, for the equal and ratable benefit of the holders, that the Indenture is supplemented and amended, to the extent expressed herein, as follows:

ARTICLE ONE

Scope of Supplemental Indenture; General

The changes, modifications and supplements to the Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes, which shall not be limited in aggregate principal amount, and shall not apply to any other Securities that may be issued under the Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements. Pursuant to this Supplemental Indenture, there is hereby created and designated a series of Securities under the Indenture entitled “6 5/8% Senior Notes due 2016.” The Notes shall be in the form of Exhibit A hereto. The Notes shall be guaranteed by the Subsidiary Guarantors as provided in such form and the Indenture. If required, the Notes may bear an appropriate legend regarding original issue discount for federal income tax purposes.

ARTICLE TWO

Certain Definitions

The following terms have the meanings set forth below in this Supplemental Indenture. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Indenture. To the extent terms defined herein differ from the Indenture the terms defined herein will govern.

“Accounts Receivable Subsidiary” means any Wholly Owned Subsidiary of the Company (i) which is formed solely for the purpose of, and which engages in no substantial activities other than activities in connection with, financing accounts receivable of the Company and/or its Restricted Subsidiaries, (ii) which is designated by the Company as an Accounts Receivables Subsidiary pursuant to an officers’ certificate delivered to the Trustee, (iii) no portion of Indebtedness or any other obligation (contingent or otherwise) of which is at any time recourse to or obligates the Company or any Restricted Subsidiary in any way, or subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to (1) representations, warranties and covenants (or, any indemnity with respect to such representations, warranties and covenants) entered into in the ordinary course of business in connection with the sale (including a sale in exchange for a promissory note of or Equity Interest in such Accounts Receivable Subsidiary) of accounts receivable to such Accounts Receivable Subsidiary or (2) any Guarantee of any such accounts receivable financing by the Company or any Restricted Subsidiary that is permitted to be incurred pursuant to Section 4.09 and Section 4.11, (iv) with which neither the Company nor any Restricted Subsidiary has any contract, agreement, arrangement or understanding other than contracts, agreements, arrangements and understandings entered into in the ordinary course of business in connection with the sale (including a sale in exchange for a promissory note of or Equity Interest in such Accounts Receivable Subsidiary) of accounts receivable in accordance with Section 4.19 and fees payable in the ordinary course of business in connection with servicing accounts receivable and (v) with respect to which neither the Company nor any Restricted Subsidiary has any obligation (a) to subscribe for additional Equity Interests therein or make any additional capital contribution or similar payment or transfer thereto other than in connection with the sale (including a sale in exchange for a promissory note of or Equity Interest in such Accounts Receivable Subsidiary) of accounts receivable to such Accounts Receivable Subsidiary in accordance with Section 4.19 or (b) to maintain or preserve the solvency, any balance sheet term, financial condition, level of income or results of operations thereof.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien that, at the time of acquisition of an asset by such specified Person, encumbers such asset.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the Note; or

(2) the excess, if any, of:

(a) the present value on such redemption date of (i) the redemption price of the Note at January 15, 2011 (such redemption price being set forth in Section 3.12(e)) plus (ii) all required interest payments due on the Note through January 15, 2011 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the Note.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition (other than the creation of a Lien) of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by Section 4.13 and/or Article Five and not by the provisions of Section 4.12; and

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale by the Company or any Restricted Subsidiary of Equity Interests in any of its Subsidiaries or Joint Ventures.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $25.0 million;

(2) a transfer of assets between or among the Company and/or its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to a Restricted Subsidiary of the Company;

(4) the sale or lease of products, services, accounts receivable, rolling stock, barges, pipeline capacity or chemical products in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5) a sale (including a sale in exchange for a promissory note of or Equity Interest in such Accounts Receivable Subsidiary) of accounts receivable and/or related assets to an Accounts Receivable Subsidiary in connection with any Receivables Facility;

(6) the sale or other disposition of cash or Cash Equivalents; or

(7) a Restricted Payment that does not violate Section 4.09 or any Investment.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Bankruptcy Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d) (3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to:

(1) 80% of the face amount of all accounts receivable owned by the Company and its Domestic Subsidiaries or by its Foreign Subsidiaries that are Restricted Subsidiaries, as the case may be, as of the end of the most recent fiscal quarter preceding such date that were not more than 90 days past due; plus

(2) 60% of the book value of all inventory owned by the Company and its Domestic Subsidiaries or by its Foreign Subsidiaries that are Restricted Subsidiaries, as the case may be, as of the end of the most recent fiscal quarter preceding such date.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within nine months after the date of acquisition;

(5) investments in any U.S. dollar denominated money market fund as defined by Rule 2a-7 under the Investment Company Act of 1940;

(6) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clauses (2) and (3) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (3) above;

(7) marketable direct obligations issued by any U.S. corporation, state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having a rating of no lower than single A from either S&P or Moody’s;

(8) auction rate preferred stocks, whether taxable, tax-exempt or DRD, issued by a domestic or foreign corporation, a domestic or foreign bank, or closed-end municipal or taxable bond fund, that reset periodically through a modified “Dutch” auction, the frequency of auctions of which allows for classification as short term investment, available for sale, at the time of acquisition, having a rating of no lower than triple A from either S&P or Moody’s;

(9) floating rate, variable rate and auction rate bonds, whether taxable or tax-exempt, issued by municipalities, states, state agencies, political subdivision of states or any public instrumentality thereof, that reset periodically through a modified “Dutch” auction, the frequency of auctions of which allows for classification as short term investment available for sale thereof and, at the time of acquisition, having a rating of no lower than triple A from either S&P or Moody’s; and

(10) investments in bond funds which are triple A rated by either S&P or Moody’s which maintain a dollar weighted average portfolio maturity or not more than three years and a dollar weighted average duration not exceeding two years.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in

Section 13(d) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than the Principals and their Related Parties becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares, other than in any transaction that complies with clause (4) below;

(4) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or

(5) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale or other asset disposition, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) any non-recurring charges relating to any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity to the extent such losses were deducted in computing such Consolidated Net Income; plus

(3) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period (including any provision for taxes on the Net Income of any Joint Venture that is a pass-through entity for federal income tax purposes, to the extent such taxes are paid or payable by such Person or any of its

Restricted Subsidiaries, provided, however, that such provision for taxes shall only be equal to such Person’s proportional share in the Joint Venture), to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(4) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(5) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period but including any unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing Consolidated Net Income) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(6) other non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be distributed as a dividend to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; and

(3) the cumulative effect of a change in accounting principles will be excluded.

“Consolidated Net Tangible Assets” of any Person means the aggregate amount of assets of such Person (less applicable reserves and other properly deductible items) after deducting therefrom (to the extent otherwise included therein) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the books and records of the Person and its Restricted Subsidiaries on a consolidated basis and in accordance with GAAP.

“Consolidated Net Worth” of any Person means the consolidated stockholders’ equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Stock of such Person.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the date of the Indenture;

or

(2) was nominated for election or elected or appointed to such Board of Directors with the approval of, or whose nomination for election by the stockholders was approved by, a majority of the Continuing Directors who were members of such Board at the time of such nomination, appointment or election.

“Credit Agreement” means the senior secured revolving credit agreement among the Company, the guarantors named therein, Bank of America, N.A., Banc of America Securities LLC and the lenders named therein providing for a revolving credit facility, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement and any Receivable Facility) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to Accounts Receivable Subsidiaries) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, whether or not with the same lenders or agents.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.09. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Supplemental Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Assets” means plants, property and equipment of a Domestic Subsidiary.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Default” has the meaning set forth in Section 6.01.

“Existing Indebtedness” means the Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of this Supplemental Indenture, including all reimbursement obligations with respect to letters of credit outstanding as of that date, in each case until such amounts are repaid.

“Fair Market Value” means the price that could be negotiated in an arm’s-length transaction between a willing buyer and a willing seller not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in this Supplemental Indenture).

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period;

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months); and

(7) interest income reasonably anticipated by such Person to be received during the applicable four-quarter period from cash or Cash Equivalents held by such Person or any Restricted Subsidiary of such Person, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio may be added on a pro forma basis to net income for such period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest accruing on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted

Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

However, interest payments on Indebtedness of a Joint Venture shall, in each case, not be deemed Fixed Charges of the Company or any Restricted Subsidiary as of any date of determination when such Indebtedness is not considered Indebtedness of the Company or any Restricted Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“General Partner” means a Restricted Subsidiary of the Company or any of its Restricted Subsidiaries that has no assets and conducts no operations other than its ownership of a general partnership interest in a Joint Venture.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements (other than with respect to the obligations of a Joint Venture, solely by virtue of a Restricted Subsidiary being the General Partner of such Joint Venture if, as of the date of determination, no payment on such Indebtedness has been made by such General Partner of such Joint Venture and such arrangement would not be classified and accounted for, in accordance with GAAP, as a liability on a consolidated balance sheet of the Company), or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, currency values or commodity prices.

“Holder” means the Person in whose name a Note is registered in the books of the Registrar for the Notes.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property due more than six months after such property is acquired; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) (other than a Limited Recourse Stock Pledge) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

“Investment Grade” means a rating of (i) Baa3 or better by Moody’s or BBB- or better by S&P (or, if either such entity ceases to rate the notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency) and (ii) the equivalent investment grade credit rating from another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act (including, for the avoidance of doubt, S&P if the agency referred to in clause (i) is Moody’s, or vice versa).

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commissions, loans, fees, compensation and advances to officers, directors and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. “Investment” excludes trade credit and accounts receivable in the ordinary course of business and reimbursement obligations in respect of letters of credit and tender, bid, performance, government contract, surety and appeal bonds, in each case solely with respect to obligations of the Company or any of its Restricted Subsidiaries. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.09(c). The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.09(c). Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Joint Venture” means any joint venture between the Company and/or any Restricted Subsidiary and any other Person, if such joint venture is owned 50% or less by the Company and/or any of its Restricted Subsidiaries.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Limited Recourse Stock Pledge” means the pledge of Equity Interests in any Joint Venture or any Unrestricted Subsidiary to secure Non-Recourse Debt of such Joint Venture or Unrestricted Subsidiary, which pledge is made by a Restricted Subsidiary of the Company, the activities of which are limited to making and managing Investments, and owning Equity Interests, in such Joint Venture or Unrestricted Subsidiary, but only for so long as its activities are so limited.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss realized in connection with: (a) any Asset Sale or any disposition pursuant to a sale and leaseback transaction; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss or revenue or expense, together with any related provision for taxes on such extraordinary gain or loss or revenue or expense.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, (2) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be paid to holders of minority interests in Restricted Subsidiaries or Joint Ventures as a result of such Asset Sale, (4) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, or which must by the terms of such Lien or by applicable law be repaid out of the proceeds of such Asset Sale, (5) all payments made with respect to liabilities directly associated with the assets which are the subject of the Asset Sale, including, without limitation, trade payables and other accrued liabilities, and (6) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries, other than the Equity Interests of a Joint Venture that is not a Restricted Subsidiary or of an Unrestricted Subsidiary pledged by the Company or any of its Restricted Subsidiaries as a Limited Recourse Stock Pledge.

“Notes” has the meaning provided in the Recitals.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Pari Passu Indebtedness” means, in the case of the Notes, any senior Indebtedness of the Company and, in the case of the Guarantees, any senior Indebtedness of the Subsidiary Guarantor thereof, including, in each case, Indebtedness and other Obligations outstanding under a Credit Facility.

“Paying Agent” means the Trustee or any successor paying agent.

“Permitted Business” means the petrochemical, chemicals, and vinyls or plastic fabrications business and any other businesses related, incidental, complementary or ancillary thereto.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company;

or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.12;

(5) any acquisition of assets or Capital Stock solely in exchange for the, or out of the net cash proceeds of a substantially concurrent (but no longer than 45 days) issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) any Investments received in settlement, compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to employees made in the ordinary course of business of the Company or the Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(9) Investments in an Accounts Receivable Subsidiary that, as conclusively determined by the Board of Directors of the Company, are necessary or advisable to effect a Receivables Facility;

(10) Limited Recourse Stock Pledges;

(11) additional Investments in a Subsidiary of the Company holding an interest in Suzhou Huasu Plastics Co. Ltd. in an aggregate amount not to exceed $25 million in the aggregate;

(12) repurchases of the Notes;

(13) Investments in Joint Ventures or any Persons that, as a result of such an Investment, become Joint Ventures; and

(14) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding not to exceed the greater of (i) $50.0 million and (ii) 5% of the Consolidated Net Tangible Assets of the Company.

“Permitted Liens” means:

(1) Liens securing Hedging Obligations related to Indebtedness permitted to be incurred by the terms of the indenture;

(2) Liens in favor of the Company or any Subsidiary Guarantor;

(3) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary or that becomes a Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to, and not incurred in contemplation of, such acquisition;

(5) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4.11(b)(4) covering only the assets acquired with or financed by such Indebtedness (including during any period Section 4.11 is suspended, as though such Section 4.11 was still in effect);

(6) Liens existing on the date of this Supplemental Indenture;

(7) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(8) Liens created for the benefit of (or to secure) the Notes (or Guarantees of the Notes);

(9) Liens securing reimbursement obligations with respect to commercial letters of credit obtained in the ordinary course of business, consistent with past practices, which encumber documents and other property or assets relating to such letters of credit and products and proceeds thereof;

(10) Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from federal income taxation pursuant to Section 103(b) of the Internal Revenue Code, including, without limitation, liens as a cash collateral account securing existing reimbursement obligations with respect to a letter of credit issued pursuant thereto;

(11) customary Liens for the fees, costs and expenses of trustees and escrow agents pursuant to any indenture, escrow agreement or similar agreement establishing a trust or escrow arrangement;

(12) Liens on assets of the Company or any Restricted Subsidiary arising as a result of a sale and leaseback transaction with respect to such assets; provided that the proceeds from such sale and leaseback transaction are applied to the repayment of Indebtedness or acquisition of assets or the making of capital expenditures pursuant to Section 4.12;

(13) Liens on accounts receivable and related property deemed to arise in connection with any Receivables Facility;

(14) the interest of a lessor or licensor under an operating lease or license under which the Company or any of its Restricted Subsidiaries are lessee, sublessee, or licensee, including protective financing statement filings;

(15) Limited Recourse Stock Pledges;

(16) Liens encumbering customary initial deposits and margin deposits, netting provisions and setoff rights, in each case securing Indebtedness under Hedging Obligations;

(17) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancings, refunding, extension, renewal or replacement;

(18) Liens securing Indebtedness incurred pursuant to clause (1) and (12) of the definition of Permitted Debt (including during any period Section 4.11 is suspended, as though such Section 4.11 was still in effect);

(19) Liens securing senior Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at the time of incurrence thereof not to exceed 10% of Tangible Assets;

(20) Liens on cash used to make a defeasance of Indebtedness permitted by the agreements governing such Indebtedness;

(21) Liens securing Indebtedness of Foreign Subsidiaries; and

(22) Liens with respect to obligations that do not exceed $100.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or initial accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount outstanding, or in the case of a revolving line of credit, available (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the related Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes or the Guarantees, as applicable, on subordination terms at least as favorable to the Holders of the Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principals” means the descendants of T.T. Chao, including by adoption, and the spouses of any such individuals.

“Public Equity Offering” means any underwritten public equity offering of common stock of the Company yielding gross proceeds to the issuer (from sources other than a Subsidiary of the Company) of at least $25.0 million.

“Receivables Facilities” means one or more receivables financing facilities or arrangements, as amended from time to time, pursuant to which the Company or any of its Restricted Subsidiaries sells (including a sale in exchange for a promissory note of or Equity Interest in an Accounts Receivable Subsidiary) its accounts receivable, related assets and the provision of billing, collection and other services in connection therewith, in each case to an Accounts Receivable Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and other fees paid to a Person that is not the Company or a Restricted Subsidiary in connection with, any Receivables Facility.

“Registrar” means JPMorgan Chase Bank, National Association or any successor registrar of the Notes.

“Related Party” means:

(1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2) any Person, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a 50% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person which is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantors” means:

(1) each of the Subsidiaries of the Company listed on Schedule A to this Supplemental Indenture; and

(2) any other Subsidiary that executes a Guarantee in accordance with the provisions of this Supplemental Indenture;

and their respective successors and assigns; provided that any Person constituting a Subsidiary Guarantor as described above shall cease to constitute a Subsidiary Guarantor when its respective Guarantee is released in accordance with the terms of this Supplemental Indenture.

“Successor” has the meaning set forth in Section 5.01.

“Supplemental Indenture” has the meaning provided in the Preamble.

“Tangible Assets” means the total consolidated assets, less goodwill and intangibles, of the Company and its Restricted Subsidiaries, as determined in accordance with GAAP at the end of the most recent fiscal quarter for which financial statements are available in accordance with Section 4.21.

“Term Loan Facilities” means one or more facilities that make available term loan borrowings.

“Total Assets” means, as of any determination date, the total assets of the Company and its consolidated Subsidiaries, as determined in accordance with GAAP at the end of the most recent fiscal quarter for which financial statements are available in accordance with Section 4.21.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to January 15, 2011; provided, however, that if the period from the redemption date to January 15, 2011, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means (i) any Accounts Receivable Subsidiary, (ii) unless and until designated a Restricted Subsidiary in accordance with the terms of this Supplemental Indenture, Westlake International Investment Corporation and Westlake International Services Corporation, (iii) any Subsidiary of an Unrestricted Subsidiary and (iv) any other Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.09. If, at any time, any Unrestricted Subsidiary designated after the date of the Indenture would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.11, the Company will be in default of such Section 4.11. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.11, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation. In the case of any designation by the Company of a Person as an Unrestricted Subsidiary on the first day that such Person is a Subsidiary of the Company in accordance with the terms of the Indenture, such designation shall be deemed to have occurred for all purposes of this Supplemental Indenture simultaneously with, and automatically upon, such Person becoming a Subsidiary of the Company.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person and one or more Wholly-Owned Restricted Subsidiaries of such Person.

ARTICLE THREE

Redemption

Section 3.03 of the Indenture shall be amended by replacing that section of the Indenture with the following with respect to the Notes:

Section 3.03.	Selection of Securities To Be Redeemed.

(a) If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate.

(b) The Company will redeem the Notes only in principal amounts of $1,000 and integral multiples of $1,000.

(c) If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. Unless the Company defaults in the payment of the redemption amount, on and after the redemption date, interest ceases to accrue on the Notes or portions of them called for redemption.

(d) The Trustee shall promptly notify the Company and the Registrar in writing of the Securities selected for redemption and, in the case of any Securities selected for partial redemption, the principal amount thereof to be redeemed.

(e) For purposes of this Supplemental Indenture, unless the context otherwise requires, all provisions relating to redemption of the Notes shall relate, in the case of any of the Notes redeemed or to be redeemed only in part, to the portion of the principal amount thereof which has been or is to be redeemed.

The first paragraph of Section 3.04 of the Indenture shall be amended by replacing that paragraph with the following:

(a) Notice of redemption shall be given by first-class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the Redemption Date, to each Holder of Notes to be redeemed, at the address of such Holder appearing in the register of Notes maintained by the Registrar, except that notice of redemption may be mailed more than 60 days prior to the Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. The notice of redemption will state whether the redemption is conditioned on any events and what such conditions are.

The following provision shall be added to Article III of the Indenture with respect to the Notes:

Section 3.12.	Right of Redemption.

(a) Redemption of the Notes, as permitted by any provision of the Indenture, shall be made in accordance with such provision, Article Three of this Supplemental Indenture and paragraph 5 of the Notes.

(b) At any time on or prior to January 15, 2009, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes issued under this Supplemental Indenture at a redemption price of 106.625% of the principal amount, plus accrued and unpaid interest to the Redemption Date, with the net cash proceeds of one or more Public Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of the Notes issued under this Supplemental Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and

(2) the redemption occurs within 60 days of the date of the closing of such Public Equity Offering.

(c) At any time prior to January 15, 2011, the Company may also redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, to the Redemption Date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date.

(d) Except pursuant to Section 3.12(b) and Section 3.12(c), the Notes will not be redeemable at the Company’s option prior to January 15, 2011.

(e) On or after January 15, 2011, the Company may redeem from time to time all or any part of the Notes at the Redemption Prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Notes redeemed, to the applicable Redemption Date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below, subject to the rights of Holders on the relevant record date to receive interest on the relevant Interest Payment Date:

Year	Percentage
2011	103.313%
2012	102.208%
2013	101.104%
2014 and thereafter	100.000%

ARTICLE FOUR

Covenants

The following covenants are added to the Indenture for the benefit of Holders of the Notes:

Section 4.08.	Covenant Suspension.

During any period of time that (i) the Notes are rated Investment Grade and (ii) no Default or Event of Default under this Supplemental Indenture shall have occurred and be continuing, the Company and its Restricted Subsidiaries shall no longer be subject to the following sections:

•	Section 4.09,

•	Section 4.10,

•	Section 4.11,

•	Section 4.12,

•	Section 4.14, and

•	clause (4) of Section 5.01(a) (collectively, the “Affected Covenants”).

In the event that the Company and its Restricted Subsidiaries are not subject to the Affected Covenants for any period of time as a result of the preceding sentence and, subsequently, the Notes are not rated Investment Grade, then the Company and its Restricted Subsidiaries will thereafter be subject to the Affected Covenants and compliance with respect to Restricted Payments made after the time of a rating withdrawal or downgrade will be calculated in accordance with the provisions of Section 4.09 as if such covenant had been in effect since the date of execution of this Supplemental Indenture.

Section 4.09.	Restricted Payments.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company)

any Equity Interests of the Company or any direct or indirect parent of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Company or any Subsidiary Guarantor that is contractually subordinated to the Notes or any Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of interest or principal at or after the Stated Maturity of such interest or principal; or

(4) make any Restricted Investment in an Unrestricted Subsidiary

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.11; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the date of this Supplemental Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (8), (9), (10), (11), (12) and (13) of Section 4.09(b)), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from October 1, 2003 to the end of the Company’s most recently ended fiscal quarter for which financial statements are available in accordance with Section 4.21 at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate proceeds (including the Fair Market Value of any non-cash consideration) received by the Company since October 1, 2003 as a contribution to its common equity capital or by the Company or any of its Restricted Subsidiaries from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company or any of its Restricted Subsidiaries that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus

(c) to the extent that any Restricted Investment that was made after October 1, 2003 is sold for cash or otherwise liquidated, repaid for cash or otherwise reduced, including by way of dividend, on or before the date of this Supplemental Indenture (or in the case of any Restricted Investment in any Unrestricted Subsidiary so designated after the date of this Supplemental Indenture, so sold, liquidated, repaid or otherwise reduced on or after the date of this Supplemental Indenture), the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

(d) to the extent that any Unrestricted Subsidiary of the Company designated as such after the date of this Supplemental Indenture is redesignated as a Restricted Subsidiary, the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation, plus

(e) 50% of the net reduction in Investments in Unrestricted Subsidiaries designated as such after the date of this Supplemental Indenture or Joint Ventures resulting from any dividends, repayment of loans or other transfer of assets received by the Company or a Restricted Subsidiary of the Company after October 1, 2003 from any such Unrestricted Subsidiary or a Joint Venture, to the extent that such dividends, repayments or transfers were not otherwise included in Consolidated Net Income of the Company for such period.

(b) So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions shall not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of this Supplemental Indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent issuance or sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of Indebtedness of the Company or any Subsidiary Guarantor that is contractually subordinated to the Notes or to any Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the Company or another Restricted Subsidiary, or the purchase, redemption, or other acquisition or retirement of any Equity Interests in a Restricted Subsidiary held by the Company or another Restricted Subsidiary;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director or employee of the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar plan or agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any twelve-month period;

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued on or after the date of this Supplemental Indenture in accordance with the Fixed Charge Coverage Ratio test described in Section 4.11;

(8) distributions or payments of Receivables Fees;

(9) the repurchase of any Indebtedness of the Company or any Subsidiary Guarantor that is contractually subordinated to the Notes or to any Guarantee at a purchase price not greater than 101% of the principal amount thereof in the event of (x) a Change of Control pursuant to a provision no more favorable to the holders thereof than the provision described in Section 4.13 or (y) an Asset Sale (pursuant to a provision no more favorable to the Holders thereof than the provision described in Section 4.12); provided that in each case, prior to such repurchase the Company has made a Change of Control Offer or Asset Sale Offer, as applicable, and repurchased all Notes that were validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer;

(10) the payment of dividends on common stock of the Company at a rate not to exceed $.20 per share per quarter (such amount to be appropriately adjusted to reflect any stock split, reverse split, stock dividend or similar transaction made after the date of execution of this Supplemental Indenture so that the aggregate amount of dividends payable after such transaction is the same as the amount payable prior to such transaction);

(11) dividends or distributions on account of the Equity Interests of a Restricted Subsidiary made to its equity holders on either a pro rata basis or on a basis more favorable to either the Company or a Restricted Subsidiary of the Company;

(12) Investments in Unrestricted Subsidiaries; provided that, to the extent such Investment consists of the direct or indirect transfer or contribution of Domestic Assets (including, without limitation, (i) due to the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of this Supplemental Indenture and (ii) the transfer of equity in a Restricted Subsidiary to the extent it and its Restricted Subsidiaries own Domestic Assets) (a “Domestic Investment”), the aggregate Fair Market Value at the time of Investment of all such Domestic Investments outstanding at any one time permitted by this clause (12) shall not exceed 10% of Total Assets; and

(13) other Restricted Payments in an aggregate amount not to exceed $100.0 million.

(c) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $50.0 million.

(d) For purposes of this section, “substantially concurrent” shall be deemed to mean within at least 45 days.

Section 4.10.	Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b) The preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of this Supplemental Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of this Supplemental Indenture;

(2) this Supplemental Indenture, the Notes and the related Guarantees;

(3) applicable law, rule, regulation or order;

(4) any agreement or instrument governing Indebtedness or Capital Stock of a Person as in effect at the time of the acquisition by the Company or any of its Restricted Subsidiaries of such Person or the properties or assets of such Person (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Supplemental Indenture to be incurred;

(5) customary non-assignment provisions in contracts and leases entered into in the ordinary course of business;

(6) construction loans and purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property constructed, purchased or leased of the nature described in Section 4.11(b)(4);

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 4.15 that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) any restriction under an agreement governing Indebtedness of a Foreign Subsidiary permitted under Section 4.11;

(11) provisions limiting or prohibiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Company’s Board of Directors, which limitation or prohibition is applicable only to the assets that are the subject of such agreements;

(12) any agreement or instrument governing Indebtedness permitted to be incurred under this Supplemental Indenture, provided that the terms and conditions of any such restrictions and encumbrances, taken as a whole, are not materially more restrictive than those contained in this Supplemental Indenture, taken as a whole; and

(13) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

(c) For purposes of determining compliance with this Section 4.10, in the event that a restriction meets the criteria of more than one of the categories of permitted restrictions described in clauses (1) through (13) above, the Company will be permitted to classify such restriction on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.10.

Section 4.11.	Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and the Restricted Subsidiaries may incur Indebtedness or issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which financial statements are available in accordance with Section 4.21 would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom and, in the case of Acquired Debt, giving pro forma effect to the applicable transaction related thereto), as if the additional Indebtedness had been incurred (and such transaction had occurred) or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) Section 4.11(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company or any Restricted Subsidiary of Indebtedness and letters of credit under (a) one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1)(a) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed the greater of (x) $400.0 million or (y) the amount of the Borrowing Base of the Company and its Domestic Subsidiaries as of the date of such incurrence and (b) one or more Term Loan Facilities in an aggregate principal amount at any one time outstanding under this clause 1(b) not to exceed $200.0 million;

(2) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the Notes and the related Guarantees to be issued pursuant to this Supplemental Indenture;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used or usable in a Permitted Business, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $20.0 million at any time outstanding;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refund, refinance, renew, defease or replace Indebtedness (other than intercompany Indebtedness) that was permitted by this Supplemental Indenture to be incurred under Section 4.11(a) or clause (2), (3), (4), (5) or (16) of this Section 4.11(b);

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(A) if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Guarantee, in the case of a Subsidiary Guarantor; and

(B) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(B) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company;

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculative purposes;

(9) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this Section 4.11; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims; self-insurance or similar obligations; the financing of insurance premiums; bankers’ acceptances; performance, appeal, bid completion, guarantee and surety bonds; or similar requirements (and, in all cases, letters of credit in respect thereof) in the ordinary course of business;

(11) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(12) the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding pursuant to this clause (12), including all Permitted Refinancing Indebtedness incurred to refund, refinance, defease, renew, extend or replace Indebtedness incurred pursuant to this clause (12), not to exceed the greater of (i) $100.0 million or (ii) the amount of the Borrowing Base of the Foreign Subsidiaries of the Company that are Restricted Subsidiaries as of the date of such incurrence;

(13) the incurrence by the Company or a Restricted Subsidiary of Indebtedness arising from agreements of the Company or such Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company or such Restricted Subsidiary in connection with such disposition;

(14) the incurrence by the Company or a Restricted Subsidiary of Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;

(15) the incurrence by the Company of Indebtedness to any of its Subsidiaries incurred in connection with the purchase of accounts receivable and related assets by the Company from any such Subsidiary which assets are subsequently conveyed by the Company in connection with a Receivable Facility; and

(16) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to extend, refund, refinance, renew, defease or replace any Indebtedness incurred pursuant to this clause (16), and the issuance by the Company of any Disqualified Stock and by any Restricted Subsidiary of any additional preferred stock, not to exceed $100.0 million.

(c) the Company shall not incur, and shall not permit any Subsidiary Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Pari Passu Indebtedness of the Company or such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

(d) For purposes of determining compliance with this Section 4.11, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) of Section 4.11(b), or is entitled to be incurred pursuant to Section 4.11(a), the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.11. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under this Supplemental Indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of Section this 4.11; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued. Notwithstanding any other provision of this Section 4.11, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this Section 4.11 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

Section 4.12.	Asset Sales.

(a) the Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (as determined by the Company’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the Trustee as to Asset Sales having a Fair Market Value of $50.0 million or greater) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents, publicly traded equity securities of a Person with a market capitalization (not held by Affiliates of such Person) of at least $500 million or a controlling interest in, or long-term assets used or useful in, a business engaged in a Permitted Business. For purposes of this provision, each of the following will also be deemed to be cash:

(A) any liabilities, as shown on its most recent balance sheet, of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability;

(B) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are promptly, subject to ordinary settlement periods, converted or monetized by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion or monetization; and

(C) any Capital Stock or assets of the kind referred to in clause (2) or (4) of Section 4.12(b).

(b) Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or the applicable Restricted Subsidiary, as the case may be, may apply those Net Proceeds, at its option, to any one or more of the following:

(1) to repay secured Indebtedness and other secured Obligations of the Company and its Restricted Subsidiaries;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, any Person or division conducting a Permitted Business, if, in the case of any such acquisition of Capital Stock and after giving effect thereto, such Person will be a Restricted Subsidiary of the Company (or enter into a binding commitment for any such acquisition); provided that such binding commitment shall be treated as a permitted application of Net Proceeds from the date of such commitment until and only until the earlier of (x) the date on which such acquisition is consummated and (y) the 180th day following the expiration of the aforementioned 360-day period. If the acquisition or expenditure contemplated by such binding commitment is not consummated on or before such 180th day and the Company or such Restricted Subsidiary shall not have applied such Net Proceeds pursuant to clause (1), (3) or (4) of this Section 4.12(b) on or before such 180th day, such commitment shall be deemed not to have been a permitted application of Net Proceeds;

(3) to make a capital expenditure; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business;

provided, however, that to the extent that the Asset Sale consists, directly or indirectly, of Domestic Assets, in order to qualify under any of the foregoing clauses (1) through (4) of this Section 4.12(b), the Company must apply such proceeds to acquire additional Domestic Assets, acquire assets located in the United States or a Person described in Section 4.12(b)(2) which will become a Domestic Subsidiary at the time it becomes a Restricted Subsidiary pursuant thereto, make domestic capital expenditures or repay Indebtedness that is an obligation of the Company or a Subsidiary Guarantor.

(c) Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Supplemental Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.12(b) will constitute “Excess Proceeds.” On the 361st day after the Asset Sale (or, at the Company’s option, any earlier date), if the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will make an Asset Sale Offer to all Holders of the Notes and all holders of other Pari Passu Indebtedness in respect of which an offer to purchase is also required to purchase the maximum principal amount of Notes and such other Pari Passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Supplemental Indenture. If the aggregate principal amount of Notes and other Pari Passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such other Pari Passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(d) The Company shall comply with the provisions of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those provisions are applicable in connection with each repurchase of Notes pursuant to a Change of Control Offer or an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control or Asset Sale provisions of this Supplemental

Indenture, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control or Asset Sale provisions of this Supplemental Indenture by virtue of such conflict.

(e) Notwithstanding the provisions described in Sections 4.12(a), (b), (c) and (d) (other than the proviso to Section 4.12(b)), the Company and its Restricted Subsidiaries may consummate an Asset Sale without complying with such provisions if (i) at least 80% of the consideration for such Asset Sale is in the form of assets used or useful in a Permitted Business and (ii) such Asset Sale is for at least Fair Market Value.

Section 4.13.	Change of Control

(a) If a Change of Control occurs, each Holder shall have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in this Supplemental Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the Notes repurchased, to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by this Supplemental Indenture and described in such notice.

(b) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

(c) The Paying Agent shall promptly pay to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $1,000 or an integral multiple of $1,000.

(d) Section 4.13(a) and Section 4.13(b) will be applicable whether or not any other provisions of this Supplemental Indenture, including those described in Article Five, are applicable to the transaction. Except for Section 4.13(a) with respect to a Change of Control, this Supplemental Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

(e) The Company shall not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Supplemental Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to this Supplemental Indenture as described in Section 3.04 unless and until there is a default in payment of the applicable Redemption Price.

Section 4.14.	Transactions with Affiliates.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the Trustee:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and such Affiliate Transaction been approved by a majority of the members of the Board of Directors; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, (i) an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing or

(ii) with respect to assets classified, in accordance with GAAP, as property, plant or equipment, a written appraisal from a nationally recognized appraiser showing the assets have a Fair Market Value of not less than the consideration paid (provided that if the Fair Market Value determined by such appraiser is a range of values or otherwise inexact, the Board of Directors shall determine the exact Fair Market Value within such range).

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.14(a):

(1) any fees, compensation and other payments paid to any officer or employee pursuant to any employment agreement, employee or director benefit plan, officer and director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Company;

(5) any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

(6) Restricted Payments that do not violate the provisions of Section 4.09;

(7) loans or advances to employees in the ordinary course of business not to exceed $5.0 million in the aggregate at any one time outstanding;

(8) sales (including a sale in exchange for a promissory note of or Equity Interest in such Accounts Receivable Subsidiary) of accounts receivable, related assets and the provision of billing, collection and other services in connection therewith, in each case, to an Accounts Receivable Subsidiary in connection with any Receivables Facility;

(9) transactions pursuant to any contract or agreement in effect on the Issue Date, as the same may be amended, modified, extended or replaced from time to time,

so long as any such contract or agreement as so amended, modified, extended or replaced is, taken as a whole, not materially less favorable to the Company and its Restricted Subsidiaries than under those agreements in effect on the Issue Date;

(10) any transaction or series of transactions between the Company or any Restricted Subsidiary and any of their Joint Ventures or any Unrestricted Subsidiary, provided that (a) such Affiliate Transaction complies with clause (1) of the initial paragraph above, and (b) with respect to any such Affiliate Transaction involving aggregate consideration in excess of $10.0 million, such Affiliate Transaction has been approved by the Board of Directors;

(11) transactions between the Company or its Restricted Subsidiaries and any Person who becomes an Unrestricted Subsidiary or Joint Venture pursuant to agreements entered into before, and not in contemplation of, the consummation of any such transaction; and

(12) Permitted Investments.

Section 4.15.	Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien, except Permitted Liens, to secure Indebtedness of any kind on any asset now owned or hereafter acquired, unless all payments due under this Supplemental Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured (or, if such obligations are subordinated by their terms to the Notes or the related Guarantees, prior to the obligations so secured) until such time as such obligations are no longer secured by a Lien.

Section 4.16.	Additional Guarantees.

If, after the date of this Supplemental Indenture, any Domestic Subsidiary of the Company that is not already a Subsidiary Guarantor (including, without limitation, any Domestic Subsidiary acquired or created after the date of this Supplemental Indenture) guarantees any other Indebtedness in excess of $5 million of either of the Company or a Subsidiary Guarantor, then in either case that Subsidiary will become a Subsidiary Guarantor by executing a supplemental indenture and delivering it to the Trustee within 15 Business Days of the date on which it guaranteed or incurred such Indebtedness, as the case may be. Notwithstanding the preceding, any guarantee of a Domestic Subsidiary that was incurred pursuant to this Section 4.16 as a result of a guarantee of any other Indebtedness in excess of $5 million shall provide by its terms that it shall be automatically and unconditionally released upon the release or discharge of the guarantee that resulted in the creation of such Domestic Subsidiary’s Guarantee, except a discharge or release by, or as a result of payment under, such Guarantee.

Section 4.17.	Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and, to the extent not otherwise permitted by Section 4.09(b) or under one or more clauses of the definition of Permitted Investments, as determined by the Company, will reduce the amount available for Restricted Payments under Section 4.09. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default. If a Restricted Subsidiary that is a Subsidiary Guarantor is designated an Unrestricted Subsidiary in accordance with the terms of this covenant, such Guarantee will be released.

Section 4.18.	Sale and Leaseback Transactions.

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1) the Company or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in Section 4.11(a) and (b) incurred a Lien to secure such Indebtedness pursuant to Section 4.15;

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors and set forth in an Officers’ Certificate delivered to the Trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, Section 4.12.

Section 4.19.	Accounts Receivable Facilities.

Notwithstanding any other provisions of the Indenture relating to the Notes, the Company or any of its Restricted Subsidiaries may sell (including a sale in exchange for a promissory note of or Equity Interest in such Accounts Receivable Subsidiary) at any time and from time to time, accounts receivable and related assets to any Accounts Receivable

Subsidiary; provided that the aggregate consideration received in each such sale is at least equal to the aggregate Fair Market Value of the receivables sold.

Section 4.20.	Payments for Consent.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Supplemental Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.21.	Other Reports

(a) The Company will file with the SEC (unless the SEC will not accept such a filing):

(1) all quarterly and annual reports required to be filed with the SEC on Forms 10-Q and 10-K; and

(2) all current reports required to be filed with the SEC on Form 8-K,

for public availability within the time periods specified in the rules and regulations applicable to such reports.

(b) If, at any time the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in Section 4.21(a) with the SEC within the time periods specified in Section 4.21(a) unless the SEC will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in Section 4.21(a) on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

ARTICLE FIVE

Successors

Section 5.01 of the Indenture is replaced in its entirety with the following:

Section 5.01.	Limitations on Mergers, Consolidations and Sales of Assets.

(a) The Company shall not, directly or indirectly: (x) consolidate or merge with or into another Person (whether or not Company is the surviving corporation); or (y) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (x) Company is the surviving or continuing Person; or (y) the Person formed by or surviving any such consolidation or merger (if other than Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Company under the Notes and this Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(4) the Company or the Person formed by or surviving any such consolidation or merger (if other than Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in Section 4.11(a).

(b) In addition, Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

(c) This Article Five will not apply to:

(A) a merger or consolidation of Company with an Affiliate for the purpose of reincorporating or reorganizing Company in another jurisdiction;

(B) a merger or consolidation of Company with a Wholly Owned Restricted Subsidiary; provided that, in connection with any such merger or consolidation, no consideration, other than Equity Interests (other than Disqualified Stock) in the surviving or continuing Person or Company, shall be issued or distributed to the holders of Equity Interests of Company; and

(C) any sale, transfer, assignment, conveyance or other disposition of assets between or among Company and its Restricted Subsidiaries.

ARTICLE SIX

Defaults and Remedies

Section 6.01.	Events of Default.

The Events of Default in Section 6.01 of the Indenture are replaced with the following, which shall be the Events of Default under the Indenture with respect to the Notes:

(1) the failure by the Company to pay interest on any Note when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

(2) the failure by the Company to pay the principal or premium of any Note when the same becomes due and payable at maturity, upon acceleration or otherwise;

(3) the failure by the Company or any Restricted Subsidiary to comply with Section 4.12, Section 4.13 or Article Five of this Supplemental Indenture;

(4) the Company or any Subsidiary Guarantor fails to comply with any of its other covenants or agreements in, or provisions of, the Notes or this Supplemental Indenture or the Indenture (other than an agreement, covenant or provision that has expressly been included in the Indenture solely for the benefit of one or more series of Securities other than the Notes) which shall not have been remedied within the specified period after written notice, as specified in the last paragraph of Section 6.01 of the Indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Company or any of its Significant Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of this Supplemental Indenture, if that default:

(A) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(B) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $40.0 million or more and has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such maturity or acceleration;

(6) failure by the Company or any of its Significant Subsidiaries to pay or otherwise discharge or stay final judgments aggregating in excess of $40.0 million, which are not covered by indemnities or third party insurance as to which the Person giving such indemnity or such insurer has not disclaimed coverage, for a period of 60 days after such judgments become final and non-appealable;

(7) the Company or any Restricted Subsidiary that is a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a Bankruptcy Custodian of it or for all or substantially all of its property, or

(D) makes a general assignment for the benefit of its creditors;

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that remains unstayed and in effect for 90 days and that:

(A) is for relief against the Company or any Restricted Subsidiary that is a Significant Subsidiary as debtor in an involuntary case,

(B) appoints a Bankruptcy Custodian of the Company or any Restricted Subsidiary that is a Significant Subsidiary or a Bankruptcy Custodian for all or substantially all of the property of the Company or any Restricted Subsidiary that is a Significant Subsidiary, or

(C) orders the liquidation of the Company or any Restricted Subsidiary that is a Significant Subsidiary; or

(9) except as permitted by this Supplemental Indenture, any Guarantee of the Notes pursuant to the Indenture ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and the Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or its Guarantee (other than by reason of release of a Subsidiary Guarantor from its Guarantee in accordance with the terms of the Indenture and the Guarantee).

Section 6.02.	Acceleration.

Section 6.02 of the Indenture is replaced by the following with respect to the Notes:

(a) If an Event of Default with respect to the Notes (other than an Event of Default specified in clause (7) or (8) of Section 6.01) occurs and is continuing, the Trustee by notice to the Company and the Subsidiary Guarantors, or the Holders of at least 25% in principal amount of the then outstanding Notes (or, in the case of an Event of Default described in clause (4) of Section 6.01, if outstanding Securities of other series are affected by such Event of Default, then at least 25% in principal amount of the then outstanding Securities so affected) by notice to the Company, the Subsidiary Guarantors and the Trustee, may declare the principal of and all accrued and unpaid interest on all then outstanding Notes or all series of Securities, as the case may be, to be due and payable. Upon any such declaration, the amounts due and payable on the Notes shall be due and payable immediately. If an Event of Default specified in clause (7) or (8) of Section 6.01 hereof occurs, such amounts shall ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee or any Holder. The Holders of a majority in principal amount of the then outstanding Securities of the series affected by such Event of Default or all series so affected, as the case may be, by written notice to the Trustee may rescind an acceleration and its consequences (other than nonpayment of principal of or premium or interest on or any Additional Amounts with respect to the Securities) if (i) the rescission would not conflict with any judgment or decree, (ii) all existing Events of Default with respect to the Securities of that series (or of all series, as the case may be) have been cured or waived, except nonpayment of principal, premium, interest or any Additional Amounts that have become due solely because of the acceleration and (iii) the Trustee has been paid any amounts due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07.

(b) In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to Section 3.12 of this Supplemental Indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to January 15, 2011, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to January 15, 2011, then the premium specified in this Supplemental Indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

(c) Section 6.02(b) refers only to those times when the Company, while solvent, voluntarily, knowingly, deliberately or intentionally avoids payment of the premium referred to in Section 6.02(b) and shall not encompass those situations in which such a payment of premium would render the Company insolvent or force a bankruptcy, liquidation or reorganization of the Company, or where non-payment is a result of financial distress or adverse financial condition.

ARTICLE SEVEN

Miscellaneous

Section 7.01.	Governing Law.

The laws of the State of New York shall govern this Supplemental Indenture, the Notes and the related Guarantees.

Section 7.02.	No Adverse Interpretation of Other Agreements.

This Supplemental Indenture may not be used to interpret another indenture, loan or debt agreement of the Company, any Subsidiary Guarantor or a Subsidiary. Any such indenture, loan or debt agreement may not be used to interpret this Supplemental Indenture.

Section 7.03.	Successors and Assigns.

All covenants and agreements of the Company and each of the Subsidiary Guarantors in this Supplemental Indenture and the Notes shall bind its successors and assigns. All agreements of the Trustee in this Supplemental Indenture shall bind its successors and assigns.

Section 7.04.	Duplicate Originals.

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 7.05.	Severability.

In case any provision in this Indenture or in the Notes or in any Guarantee of a Subsidiary Guarantor shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall, to the fullest extent permitted by applicable law, not in any way be affected or impaired thereby.

Section 7.06.	Release of Subsidiary Guarantors from Guarantee.

Section 10.04 of the Indenture is replaced with the following in its entirety with respect to the Notes:

(a) Notwithstanding any other provisions of this Indenture, the Guarantee of any Subsidiary Guarantor may be released upon the terms and subject to the conditions set forth in this Section 10.04. Provided that no Default shall have occurred and shall be continuing under this Indenture, any Guarantee incurred by a Subsidiary Guarantor pursuant to this Article X shall be unconditionally released and discharged.

(i) automatically:

(1) upon any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 4.12;

(2) upon any sale or other disposition of all of the Capital Stock of a Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary of the Company, if the sale or other disposition does not violate Section 4.12;

(3) if the Company designates any Restricted Subsidiary that is a Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Supplemental Indenture;

(4) upon legal defeasance or satisfaction and discharge of the Notes as provided in Article Eight; or

(5) at such time as such Guarantor ceases to guarantee any other Indebtedness of the Company or a Guarantor in excess of $5 million;

or

(ii) following delivery of a written notice of such release or discharge by the Company to the Trustee, upon the release or discharge of all guarantees by such Subsidiary Guarantor of any Debt of the Company other than obligations arising under the Indenture and any Securities issued thereunder, except a discharge or release by or as a result of payment under such guarantees.

(b) The Trustee shall deliver an appropriate instrument evidencing any release of a Subsidiary Guarantor from its Guarantee upon receipt of a written request of the Company accompanied by an Officers’ Certificate and an Opinion of Counsel that the Subsidiary Guarantor is entitled to such release in accordance with the provisions of this Indenture. If the Subsidiary Guarantor is not so released it shall remain liable for the full amount of principal of (and premium, if any, on) and interest on the Securities entitled to the benefits of such Guarantee as provided in this Indenture, subject to the limitations of Section 10.03.

SIGNATURES

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

WESTLAKE CHEMICAL CORPORATION

By:
Name:
Title:

SUBSIDIARY GUARANTORS:

GVGP, Inc.
North American Bristol Corporation
Westlake Chemical Holdings, Inc.
Westlake Chemical Investments, Inc.
Westlake International Corporation
Westlake Management Services, Inc.
Westlake NG I Corporation
Westlake NG II Corporation
Westlake Olefins Corporation
Westlake Petrochemicals LP,
By Westlake Chemical Investments, Inc., its General Partner
Westlake Polymers LP,
By Westlake Chemical Investments, Inc., its General Partner
Westlake PVC Corporation
Westlake Resources Corporation
Westlake Styrene LP,
By Westlake Chemical Holdings, Inc., its General Partner
Westlake Vinyl Corporation
Westlake Vinyls Company LP,
By GVGP, Inc., its General Partner
Westlake Vinyls, Inc.
WPT LP,
By Westlake Chemical Holdings, Inc. its General Partner

By:
Name:
Title:

Geismar Holdings, Inc.
Westlake Chemical Manufacturing, Inc.
Westlake Chemical Products, Inc.
Westlake Development Corporation

By:
Name:
Title:

North American Pipe Corporation
Westech Profiles Limited
Van Buren Pipe Corporation
Westech Building Products, Inc.

By:
Name:
Title:

JPMorgan Chase Bank, National Association, as Trustee

By:
Name:
Title:

Exhibit A

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY OR A SUCCESSOR DEPOSITORY. THIS SECURITY IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

[GLOBAL NOTE]

CUSIP

6 5/8% Senior Notes due 2016

No.         $

WESTLAKE CHEMICAL CORPORATION

promises to pay to

or registered assigns,

the principal sum of                                                      Dollars,

or such greater or lesser amount as indicated on the Schedule of Exchanges of Interests in the Global Note, on January 15, 2016.

Interest Payment Dates: January 15 and July 15

Record Dates: January 1 and July 1

Dated: January 13, 2006

WESTLAKE CHEMICAL CORPORATION

By:
Name:
Title:

By:
Name:
Title:

This is one of the Notes referred to

in the within-mentioned Indenture:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION as Trustee

By:
Authorized Signatory

[Back of Note]

6 5/8% Senior Notes due 2016

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

This Note is one of a duly authorized issue of 6 5/8% Senior Notes due 2016 of Westlake Chemical Corporation, a Delaware corporation (the “Company”). Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.	Interest.

The Company promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company shall pay such interest semi-annually in arrears on January 15 and July 15 of each year, commencing July 15, 2006. Interest will be paid on each such Interest Payment Date to the Persons who are registered Holders of the Notes at the close of business on the January 1 or July 1 next preceding the Interest Payment Date (each such date, a “Record Date”), even if such Interest Payment Date is a Redemption Date, Change of Control Payment Date or other Maturity date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from January 13, 2006. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.	Method of Payment.

Upon the terms and subject to the conditions of the Indenture, the Company will make all payments of the Redemption Price and Change of Control Payment and principal due at Maturity in respect of the Notes to Holders who surrender such Notes to a Paying Agent to collect such payments; provided that if any Redemption Date, Change of Control Payment Date or other Maturity date is an Interest Payment Date, accrued and unpaid interest shall be paid to the Holder as of the immediately preceding Record Date. The Company will pay all amounts due in respect of the Notes in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. The Company will make such payments (i) by wire transfer of immediately available funds to any account maintained in the United States with respect to Global Notes and any other Notes with any aggregate principal amount in excess of $1,000,000 the Holder of which has provided wire transfer instructions to the Company or the Paying Agent or (ii) by check payable in such money mailed to a Holder’s registered address with respect to any certificated Notes.

3.	Paying Agent and Registrar.

Initially, JPMorgan Chase Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar at its office at 4 New York Plaza, 15th Floor, New York, New York 10004. The Company may appoint and change any Paying Agent or Registrar without notice to any Holder, provided that the Company shall maintain in The City of New York an office or agency of the Registrar and the Paying Agent. The Company, any Subsidiary Guarantor or any of its other Subsidiaries may act as Paying Agent or Registrar.

4.	Indenture.

The Company issued the Notes under an Indenture dated as of January 1, 2006, as supplemented by the Supplemental Indenture dated as of January 13, 2006 (as so supplemented, the “Indenture”) among the Company, the Subsidiary Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are general unsecured obligations of the Company and are initially issued in an aggregate principal amount of $250,000,000. The Company may, subject to the covenants set forth in the Indenture, issue additional Notes of the same series as the Notes from time to time without the consent of the Holders. The Notes initially issued and any additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes of the Indenture, including, without limitation, with respect to waivers, amendments, supplements, redemptions and offers to purchase. The Indenture provides for the issuance of other series of debt securities (including the Notes, the “Securities”) thereunder.

5.	Optional Redemption.

(a)	Except as set forth in subparagraphs (b) and (c) of this Paragraph 5, the Company will not have the option to redeem the Notes prior to January 15, 2011. On or after January 15, 2011, the Company will have the option to redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below, subject to the rights of Holders on the relevant record date to receive interest on the relevant Interest Payment Date:

Year	Redemption Price
2011	103.313%
2012	102.208%
2013	101.104%
2014 and thereafter	100.000%

(b)

Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time on or prior to January 15, 2009, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture with the net cash proceeds of one or more Public Equity Offerings at a redemption price equal to 106.625% of the aggregate principal amount plus accrued and unpaid interest to the redemption date thereof; provided that at least 65% in aggregate principal amount of the Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption and that such redemption occurs within 60 days of the date of the closing of such Public Equity Offering.

(c)	Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time prior to January 15, 2011, the Company may also redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to the redemption date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date. “Applicable Premium” means, with respect to any Note on any redemption date, the greater of (1) 1.0% of the principal amount of the Note or (2) the excess, if any, of (a) the present value on such redemption date of (i) the redemption price of the Note at January 15, 2011 (such redemption price being set forth in paragraph 5(a)) plus (ii) all required interest payments due on the Note through January 15, 2011 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points, over (b) the principal amount of the Note. “Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to January 15, 2011; provided, however, that if the period from the redemption date to January 15, 2011, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

6.	Mandatory Redemption.

The Company will not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7.	Repurchase at the Option of Holder.

(a)

If a Change of Control occurs, each Holder will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased, to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.

(b)	If the Company or a Restricted Subsidiary consummates any Asset Sales, on the 361st day after the Asset Sale (or, at the Company’s option, any earlier date), if the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will commence an offer to all Holders of the Notes and all holders of other Pari Passu Indebtedness containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes and such other Pari Passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other Pari Passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other Pari Passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other Pari Passu Indebtedness tendered. Holders of the Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of this Note and otherwise complying with the procedures set forth in the Indenture. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

8.	Notice of Redemption.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

9.	Denominations; Transfer; Exchange.

The Notes initially are issued are in permanent global form. Under certain circumstances described in the Indenture, Notes may also be issued in the form of certificated Notes in fully registered form, without coupons, in minimum denominations of $1,000 principal amount or in integral multiples thereof. A Holder may register a transfer or exchange of Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any transfer taxes or similar governmental changes required by law or permitted by the Indenture. The Registrar need not register the transfer or exchange of any Notes selected for redemption in whole or in part (except the unredeemed portion of any Note to be redeemed in part) or any Notes during a period beginning 15 Business

Days prior to the mailing of the relevant notice of redemption or repurchase and ending on the close of business on the day of mailing such notice.

10.	Persons Deemed Owners.

The registered Holder of a Note may be treated as its owner for all purposes.

11.	Amendment; Waiver.

Subject to certain exceptions and limitations, the Indenture or the Securities may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Securities of all series affected by such amendment or supplement (acting as one class), and any existing or past Default or Event of Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default or Event of Default in the payment of the principal of, premium (if any) on or interest on the Securities) by the Holders of at least a majority in principal amount of the then outstanding Securities of any series or of all series (acting as one class) in accordance with the terms of the Indenture. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture or the Securities in certain respects set forth in the Indenture.

Without the consent of each Holder affected, the Company may not (i) reduce the amount of Securities whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the rate of or change the time for payment of interest, including default interest, on any Security; (iii) reduce the principal of or premium on, or change the Stated Maturity of, any Security; (iv) reduce the premium, if any, payable upon the redemption of any Security or change the time at which any Security may or shall be redeemed; (v) change the coin or currency in which any Security or any premium or interest with respect thereto is payable; (vi) impair the right to institute suit for the enforcement of any payment of principal of or premium (if any) or interest on any Security, except as provided in the Indenture; (vii) make any change in the percentage of principal amount of Securities necessary to waive compliance with certain provisions of the Indenture or make any change in the provision for modification; (viii) waive a continuing Default or Event of Default in the payment of principal of or premium (if any) or interest on the Securities or (ix) except as provided in the Indenture, release any Subsidiary Guarantor or modify the related Guarantee in any manner materially adverse to the Holders.

A supplemental indenture that changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Securities under the Indenture, or which modifies the rights of the Holders of Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the Holders of Securities of any other series.

12.	Defaults and Remedies.

Under the Indenture, Events of Default include (i) default in the payment of interest that continues for a period of 30 days; (ii) default in any payment of principal of or premium, if any, on the Notes when due and payable; (iii) failure by the Company or any Restricted Subsidiary to comply with any of the provisions of Sections 4.12 or 4.13 or Article Five of the Indenture; (iv) failure by the Company or any Subsidiary Guarantor to comply with any of its other covenants or agreements in the Indenture or the Notes, which shall not have been remedied within the specified time period after written notice; (v) failure by the Company or any of its Significant Subsidiaries to pay Indebtedness of the Company or any Significant Subsidiary when due within the applicable grace period, or the acceleration of such Indebtedness by the holders thereof, which Indebtedness exceeds $40 million in the aggregate; (vi) failure by the Company or any of its Significant Subsidiaries to pay or otherwise discharge certain judgments or orders against the Company or any Subsidiary, which exceed $40 million in the aggregate; (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that are Significant Subsidiaries and (viii) except as permitted by the Indenture, any Guarantee of the Notes ceases to be in full force and effect or is declared null and void in a judicial proceeding or any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture and the Guarantee (other than by reason of release of a Subsidiary Guarantor from its Guarantee in accordance with the terms of the Indenture and the Guarantee). If an Event of Default occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes at the time outstanding (or, in the case of an Event of Default described in clause (iv) above, if outstanding Securities of other series are affected by such Default, then at least 25% in principal amount of the then outstanding Securities so affected), may declare the principal amount of all the Securities (or the Notes) to be due and payable immediately, together with accrued and unpaid interest thereon. Certain events of bankruptcy or insolvency are Events of Default that will result in the principal amount of the Notes, together with accrued and unpaid interest thereon, becoming due and payable immediately upon the occurrence of such Events of Default.

As set forth in, and subject to the provisions of, the Indenture, no Holder of any Securities shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless certain conditions set forth in the Indenture have been satisfied. The Trustee may refuse to enforce the Indenture or the Securities unless it receives indemnity satisfactory to it. Subject to certain limitations (including that, in some cases, a majority in principal amount of all outstanding Securities (or the Notes) is required), Holders of a majority in aggregate principal amount of the outstanding Securities (or the Notes) have the right to direct the time, method and place of conducting certain proceedings, or exercising any trust or power conferred on the Trustee.

13.	Trustee Dealings with the Company.

Subject to certain limitations imposed by the Trust Indenture Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company with the same rights it would have if it were not Trustee.

14.	Discharge Prior to Maturity.

The Indenture with respect to the Notes shall be discharged and canceled upon the payment of all of the Notes and shall be discharged except for certain obligations upon the irrevocable deposit with the Trustee of any combination of funds and U.S. Government Obligations sufficient for such payment.

15.	No Recourse Against Others.

A director, officer, employee, stockholder, partner or other owner of the Company, any Subsidiary Guarantor or the Trustee, as such, shall not have any liability for any obligations of the Company under the Notes, for any obligations of any Subsidiary Guarantor under any Subsidiary Guarantee or for any obligations of the Company, any Subsidiary Guarantor or the Trustee under the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release shall be part of the consideration for the issue of Notes.

15.	Authentication.

This Note shall not be valid until an authorized officer of the Trustee or any authenticating agent manually signs the Certificate of Authentication on the other side of this Note.

16.	Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

15.	CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Westlake Chemical Corporation

2801 Post Oak Boulevard

Houston, Texas 77056

Attention: Vice President, Legal

ASSIGNMENT FORM

If you the Holder want to assign this Security, fill in the form below:

I or we assign and transfer this Security to

(Insert assignee’s social security or tax ID number)

(Print or type assignee’s name, address, and zip code)

and irrevocably appoint

agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Your signature:
(Sign exactly as your name appears on the other side of this Security)

Signature Guarantee:
Signature must be guaranteed by participant in a recognized Signature Guarantee Medallion Program (or other signature Subsidiary Guarantor program reasonably acceptable to the Trustee)

[FORM OF NOTATION ON SECURITY RELATING TO GUARANTEE]

GUARANTEE

The undersigned (the “Subsidiary Guarantors”) have unconditionally guaranteed, jointly and severally (such guarantee by each Subsidiary Guarantor being referred to herein as the “Guarantee”), (i) the due and punctual payment of the principal of and interest on the Notes, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal and interest, if any, on the Notes, to the extent lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with, and subject to the limitations of, the terms set forth in Article Ten of the Indenture and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

No past, present or future stockholder, officer, director, employee or incorporator, as such, of any of the Subsidiary Guarantors shall have any liability under the Guarantee by reason of such person’s status as stockholder, officer, director, employee or incorporator. Each holder of a Note by accepting a Note waives and releases all such liability. This waiver and release are part of the consideration for the issuance of the Guarantees.

Each holder of a Note by accepting a Note agrees that any Subsidiary Guarantor named below shall have no further liability with respect to its Guarantee if such Subsidiary Guarantor otherwise ceases to be liable in respect of its Guarantee in accordance with the terms of the Indenture.

The Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Notes upon which the Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.

GVGP, Inc.

North American Bristol Corporation

Westlake Chemical Holdings, Inc.

Westlake Chemical Investments, Inc.

Westlake International Corporation

Westlake Management Services, Inc.

Westlake NG I Corporation

Westlake NG II Corporation

Westlake Olefins Corporation

Westlake Petrochemicals LP,

By Westlake Chemical Investments, Inc.,

  its General Partner

Westlake Polymers LP,

By Westlake Chemical Investments, Inc.,

  its General Partner

Westlake PVC Corporation

Westlake Resources Corporation

Westlake Styrene LP,

By Westlake Chemical Holdings, Inc.,

  its General Partner

Westlake Vinyl Corporation

Westlake Vinyls Company LP,

By GVGP, Inc., its General Partner

Westlake Vinyls, Inc.

WPT LP,

By Westlake Chemical Holdings, Inc.

  its General Partner

By:
Name: Title:

Geismar Holdings, Inc. Westlake Chemical Manufacturing, Inc. Westlake Chemical Products, Inc. Westlake Development Corporation

By:
Name:
Title:

North American Pipe Corporation Westech Profiles Limited Van Buren Pipe Corporation Westech Building Products, Inc.

By:
Name: Title:

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